EXHIBIT 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200
PRESS RELEASE
Pioneer Announces the Resignation of
David Weinstein as Chairman of the Board
     Houston, Texas (August 15, 2005) — Pioneer Companies, Inc. [NASDAQ: PONR] today reported that David N. Weinstein has announced that he has resigned as the Chairman of the Board and as a director of Pioneer, effective on December 31, 2005. Mr. Weinstein’s service as a director began with the emergence of the Company from bankruptcy at the end of 2001. Subsequently he was elected by the Board as the non-executive Chairman.
     Michael Y. McGovern, Pioneer’s President and Chief Executive Officer, stated, “David has brought important leadership and expertise to Pioneer as a director and as our Chairman. During his tenure as a director and Chairman, the Company and its balance sheet have been dramatically transformed, and we appreciate the role David has played in that process.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants as well as other downstream manufacturing facilities in North America.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200